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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             STIFEL FINANCIAL CORP.

                              FSFC ACQUISITION CO.

                                       AND

                         FIRST SERVICE FINANCIAL COMPANY

                                NOVEMBER 20, 2006

================================================================================

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
ARTICLE I DEFINITIONS, CONSTRUCTION......................................     1
   Section 1.01. Definitions.............................................     1

ARTICLE II MERGER, EFFECTS OF MERGER.....................................     8
   Section 2.01. Merger..................................................     8
   Section 2.02. Closing, Effective Date and Effective Time..............     8
   Section 2.03. Effects of Merger.......................................     8
   Section 2.04. Certificate of Incorporation and By-Laws................     9
   Section 2.05. Directors and Officers..................................     9

ARTICLE III MERGER CONSIDERATION, EXCHANGE PROCEDURES....................     9
   Section 3.01. Effect on Common Stock..................................     9
   Section 3.02. Adjustment Amount; Additional Escrow Amount.............    10
   Section 3.03. Exchange Fund...........................................    11
   Section 3.04. Exchange Procedures.....................................    11
   Section 3.05. No Further Rights in Seller Common Stock................    12
   Section 3.06. Termination of Exchange Fund............................    12
   Section 3.07. No Liability............................................    12
   Section 3.08. Investment of Exchange Fund.............................    12
   Section 3.09. Lost Certificates.......................................    12
   Section 3.10. Withholding Rights......................................    13
   Section 3.11. Further Assurances......................................    13
   Section 3.12. Stock Transfer Books....................................    13
   Section 3.13. Seller Stock Options....................................    13
   Section 3.14. Shareholders Committee..................................    13

ARTICLE IV ACTIONS PENDING MERGER........................................    14
   Section 4.01. Forbearance of Seller...................................    14

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
ARTICLE V REPRESENTATIONS AND WARRANTIES.................................    16
   Section 5.01. Disclosure Schedule.....................................    16
   Section 5.02. Representations and Warranties of Seller................    16
   Section 5.03. Representations and Warranties of Company and
                 AcquisitionCo...........................................    29

ARTICLE VI COVENANTS.....................................................    30
   Section 6.01. Reasonable Efforts......................................    30
   Section 6.02. Regulatory Applications; Other Approvals................    30
   Section 6.03. Press Release...........................................    30
   Section 6.04. Access, Information.....................................    30
   Section 6.05. No Solicitation of Transactions.........................    31
   Section 6.06. Shareholder Approval....................................    33
   Section 6.07. Takeover Laws...........................................    33
   Section 6.08. Delivery of Shareholder List............................    33
   Section 6.09. Indemnification, Directors' and Officers' Insurance.....    33
   Section 6.10. Benefit Plans...........................................    35
   Section 6.11. Notification of Certain Matters.........................    35
   Section 6.12. Escrow Agreement........................................    35
   Section 6.13. Employee Stock Purchase Plan............................    35

ARTICLE VII CONDITIONS TO CONSUMMATION OF MERGER.........................    36
   Section 7.01. Conditions to Each Party's Obligations to
                 Effect Merger...........................................    36
   Section 7.02. Conditions to Obligations of Seller to Effect Merger....    36
   Section 7.03. Conditions to Obligations of Company and
                 AcquisitionCo to Effect Merger..........................    36

ARTICLE VIII TERMINATION.................................................    38
   Section 8.01. Termination.............................................    38
   Section 8.02. Effect of Termination...................................    39
   Section 8.03. Termination Fee.........................................    39

ARTICLE IX MISCELLANEOUS.................................................    40

   Section 9.01. Survival................................................    40
   Section 9.02. Waiver, Amendment.......................................    40
   Section 9.03. Counterparts............................................    41
   Section 9.04. Governing Law, Waiver of Jury Trial.....................    41
   Section 9.05. Expenses................................................    41
   Section 9.06. Notices.................................................    41
   Section 9.07. Entire Understanding, No Third Party Beneficiaries......    41
   Section 9.08. Interpretation..........................................    41
   Section 9.09. Assignment..............................................    41

EXHIBITS:

A -- FORM OF ESCROW AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2006 (this "Agreement"), by and among STIFEL FINANCIAL CORP., a Delaware corporation (the "Company"), FSFC ACQUISITION CO., a Missouri corporation (the "AcquisitionCo"), and FIRST SERVICE FINANCIAL COMPANY, a Missouri corporation (the "Seller").

                                    RECITALS

     A. Company and AcquisitionCo. The Company is a holding company, having its principal place of business in St. Louis, Missouri. AcquisitionCo is a wholly-owned subsidiary of the Company recently organized in order to facilitate the transactions contemplated by this Agreement.

     B. Seller. The Seller is registered as a bank holding company, having its principal place of business in St Louis County, Missouri. The Seller owns one hundred percent (100%) of FirstService Bank (the "Bank").

     C. Merger. The respective Boards of Directors of each of the Company, AcquisitionCo and the Seller have determined that it is advisable and in the best interests of their respective organizations and their shareholders for AcquisitionCo to merge with and into the Seller (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with The General and Business Corporation Law of Missouri (the "MGBCL").

     D. Board Approval. The respective Boards of Directors of each of AcquisitionCo and the Seller have approved the Merger, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement as required under the MGBCL.

     E. Voting Agreements. Subsequent to the Seller's approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company and AcquisitionCo to enter into this Agreement, AcquisitionCo has entered into a Shareholder Voting Agreement (the "Voting Agreement") pursuant to which each Affiliate Shareholder (as defined in Section 1.01) has agreed to vote the shares of the Seller Common Stock beneficially owned by such shareholder in favor of the Merger.

     F. Non-Compete Agreements. Concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company and AcquisitionCo to enter into this Agreement, the Company and the Seller have entered into Non-Compete Agreements (each, a "Non-Compete Agreement") with each Affiliate Shareholder and certain other employees of the Company or the Bank which contain non-competition and non-solicitation terms and conditions, effective as of the date hereof but subject to termination if the Closing (as defined in Section 2.02) shall not occur.

                                    AGREEMENT

     In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties agree as follows.

                                   ARTICLE I
                            DEFINITIONS, CONSTRUCTION

     SECTION 1.01. DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the following meanings.

          "AcquisitionCo" has the meaning set forth in the preamble to this Agreement.

          "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction.

          "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Seller by any Person of more than a 15% interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries, (ii) any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of the Seller or any of the Seller Subsidiaries, or
(iii) any liquidation or dissolution of the Seller or any of the Seller Subsidiaries.

          "Additional Escrow Amount" has the meaning set forth in Section 3.02(b)(iii).

          "Adjustment Amount" has the meaning set forth in Section 3.02(a).

          "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which any Person (either alone, or through or together with any other Person) has, directly or indirectly, an interest of 5% or more. For purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

          "Affiliate Shareholders" means each of the following Persons: Allen R. Vogel, John G. Martens, James C. Jacobsmeyer, R. Dale Arn, Jr., Thomas Cummings, Thomas W. Hagar, Karen A. Hopper, Ted C. Matulewic, Clyde Sansone, Stephen D. Schaefer, Charles F. Stone and John C. Vatterott.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "Bank" has the meaning set forth in the Recitals.

          "Bank Secrecy Act" has the meaning set forth in Section 5.02(h)(iv).

          "Basket Amount" has the meaning set forth in Section 3.02(a).

          "BHCA" has the meaning set forth in Section 5.02(a)(i).

          "Blue Sky Laws" has the meaning set forth in Section 5.02(e)(ii).

          "Business Day" means any day on which banks are not required or authorized to close in the State of Missouri.

          "Certificate(s)" has the meaning set forth in Section 3.01(f).

          "Change of Recommendation" has the meaning set forth in Section
6.05(d).

          "Closing" has the meaning set forth in Section 2.02.

          "Closing Date" has the meaning set forth in Section 2.02.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Company Employee Plans" has the meaning set forth in Section 6.10.

          "Consent" means any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.

          "Contract" means, whether written or unwritten, any legally binding agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, any binding letter of intent or memorandum of understanding.

          "Continued Employee" has the meaning set forth in Section 6.10.

          "Costs" has the meaning set forth in Section 6.09(a).

          "Dissenting Shares" has the meaning set forth in Section 3.01(e).

          "Effect" means any effect, change, event, fact, condition, occurrence, circumstance or development.

          "Effective Date" has the meaning set forth in Section 2.02.

          "Effective Time" means the effective time of the Merger, as provided for in Section 2.02.

          "Environmental Claims" has the meaning set forth in Section 5.02(l).

          "Environmental Laws" has the meaning set forth in Section 5.02(l).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agreement" means the escrow agreement in the form attached hereto as Exhibit A to be entered into by the Parties and the Shareholders Committee on or before the Closing Date.

          "Escrow Agent" means the escrow agent named in the Escrow Agreement.

          "Escrow Amount" means $1,091,651.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.01(f).

          "Exchange Fund" has the meaning set forth in Section 3.03.

          "FDIC" has the meaning set forth in Section 5.02(a)(ii).

          "Federal Reserve Board" has the meaning set forth in Section
5.02(a)(i).

          "GAAP" has the meaning set forth in Section 5.02(g)(ii).

          "GLB Act" has the meaning set forth in Section 5.02(h)(iv).

          "Governmental Authority" has the meaning set forth in Section 3.06.

          "Hazardous Materials" has the meaning set forth in Section 5.02(r).

          "Indemnified Party(ies)" has the meaning set forth in Section 6.09(a).

          "IRS" has the meaning set forth in Section 5.02(i)(i).

          "Knowledge" means those facts that are actually known by any of the executive officers of the Seller or the Bank, and those facts that would reasonably be expected to have come to the attention of one or more of the officers referred to above had such officer conducted a reasonable due diligence review of the Seller's operations and business.

          "Law" means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

          "Liability", as to any Person, means (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other instruments, (iii) any obligation of such Person to pay the deferred purchase price of property or services, (iv) any capitalized lease obligation of such Person, (v) any obligation or liabilities of others secured by a Lien on any asset owned by such Person, whether or not such obligation or liability is assumed by such Person, (vi) any contingent obligation of such Person, and (vii) any other liability of such Person, whether known or unknown, unasserted or asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.

          "Liens" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person, (ii) for depository institution subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business, and (iii) zoning restrictions, easements, licenses and other restrictions on the use of real property, or minor irregularities in title thereto, that do not materially impair the use of such property in the operation of the business of such Person as such is now presently being conducted.

          "Loan Classification Policy" has the meaning set forth in Section 5.02(g)(iv).

          "Loan Property" has the meaning set forth in Section 5.02(l).

          "Loss" of a Person means any and all loss, Liability, damage, award, judgment, deficiency, diminution in value (including any loan charge-off, net of any recoveries), action, order, decree, penalty, fine, amount paid in settlement, cost or expense (including reasonable attorney's fees) suffered or incurred by such Person.

          "Material Contract" has the meaning set forth in Section 5.02(r).

          "Maximum Amount" has the meaning set forth in Section 6.09(c).

          "MDF" means the Missouri Division of Finance.

          "Merger" has the meaning set forth in the Recitals.

          "MGBCL" has the meaning set forth in the Recitals.

          "Non-Compete Agreements" has the meaning set forth in the Recitals.

          "Order" means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.

          "Participation Facility" has the meaning set forth in Section 5.02(l).

          "Party" means the Company, AcquisitionCo or the Seller, as applicable, and "Parties" means the Company, AcquisitionCo and the Seller.

          "Patriot Act" has the meaning set forth in Section 5.02(h)(iv).

          "Per Share Closing Amount" has the meaning set forth in Section
3.01(b).

          "Per Share Escrow Amount" means an amount equal to the quotient of "A" divided by "B", where "A" equals the sum of the Escrow Amount and the Additional Escrow Amount, if any, and where "B" equals the difference between (1) sum of
(i) the number of shares of Seller Common Stock presented for exchange pursuant to Article III or otherwise issued and outstanding at the Effective Time, and
(ii) the number of shares of Seller Common Stock issuable upon the exercise of Seller Stock Options or other Rights (whether pursuant to Seller Stock Options or otherwise) as of the Effective Time, and (2) the aggregate number of Seller Treasury Shares, Dissenting Shares and shares of Seller Common Stock owned by the Company.

          "Per Share Merger Consideration" has the meaning set forth in Section 3.01(b).

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Previously Disclosed" means information set forth in the Seller Disclosure Schedule.

          "Proceeding" means any lawsuit, action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, formal inquiry, administrative or other proceeding, or written notice by any Person alleging potential Liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other Person's business, assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities in the ordinary course consistent with past practice.

          "Proxy Statement" has the meaning set forth in Section 5.02(j).

          "Regulatory Authority" means the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the FDIC, the OCC, the MDF, the SEC, and all other federal and state regulatory agencies and public authorities having jurisdiction over the Parties and their respective subsidiaries.

          "Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

          "Scheduled Loans" has the meaning set forth in Section 3.02(b)(ii).

          "SEC" means the Securities and Exchange Commission.

          "Section 409A" has the meaning set forth in Section 5.02(i)(v).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Seller" has the meaning set forth in the preamble to this Agreement.

          "Seller Approvals" has the meaning set forth in Section 5.02(a)(ii).

          "Seller Benefit Plans" has the meaning set forth in Section
5.02(i)(i).

          "Seller's Board of Directors Recommendation" has the meaning set forth in Section 5.02(d).

          "Seller By-Laws" has the meaning set forth in Section 5.02(b).

          "Seller Articles" has the meaning set forth in Section 5.02(b).

          "Seller Common Stock" means the common stock, par value $0.10 per share, of the Seller.

          "Seller Disclosure Schedule" has the meaning set forth in Section
5.01.

          "Seller Financial Statements" has the meaning set forth in Section 5.02(g)(ii).

          "Seller Material Adverse Effect" means, with respect to the Seller,
(i) any Effect, individually or taken together with any other Effects, that is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of the Seller and the Seller Subsidiaries taken as a whole, including any Effect, individually or taken together with any other Effects described in this definition of Seller Material Adverse Effect, that has caused, or is reasonably likely to cause the Seller or the Surviving Corporation to pay, suffer or incur, or to otherwise become liable for, any Losses in excess of $1,200,000, (ii) any Effect that would materially impair the ability of the Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, or (iii) any Effect, individually or taken together with any other Effects, that causes or otherwise results in any breach, untruth or inaccuracy of any one or more of the representations or warranties made by the Seller in this Agreement and has caused, or is reasonably likely to cause, the Seller or the Surviving Corporation to pay, suffer or incur, or to otherwise become liable for, Losses in excess of $1,200,000, whether individually or taken together with any other Effects described in this definition of Seller Material Adverse Effect; provided, however, that, for purposes of clause (i) hereof, Seller Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes resulting from conditions generally affecting the banking industry, (d) changes in general business or economic conditions, or (e) changes resulting from compliance by the Seller with its obligations under this Agreement (except to the extent that any of the changes described in clauses (a), (b), (c) or (d) have a disproportionately adverse effect upon the Seller as compared to comparable U.S. banking or financial services organizations).

          "Seller Reports" has the meaning set forth in Section 5.02(g)(i).

          "Seller Stock Options" has the meaning set forth in Section 3.13.

          "Seller Stock Option Plan" means the Amended First Service Financial Company 2001 Stock Option Plan.

          "Seller Shareholders' Meeting" has the meaning set forth in Section 5.02(j).

          "Seller Subsidiary(ies)" has the meaning set forth in Section 5.02(a)(i).

          "Seller Treasury Shares" has the meaning set forth in Section 3.01(a).

          "Shareholders Committee" has the meaning set forth in Section 3.14.

          "Subsidiary Organizational Documents" has the meaning set forth in
Section 5.02(b).

          "Superior Offer" means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions or in one or a series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those shareholders of the Seller immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer, license or other disposition by the Seller or the Seller Subsidiaries of all or substantially all of their assets, as a consolidated group, or (iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Seller; provided, however, that in each of clause (i),
(ii) or (iii) above, the Superior Offer shall be on terms that the Seller's Board of Directors determines, in its good faith judgment, to be more favorable to the Seller shareholders (taking into account all factors which the Seller's Board of Directors may deem reasonably relevant, including the relative value and form of the consideration offered, all other terms and conditions of the respective offer, including the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Authorities) than the terms of the Merger (after receipt and consideration of the advice of a financial advisor of nationally recognized reputation to the effect that the consideration offered in such offer is superior, from a financial point of view, to the Merger Consideration).

          "Surviving Corporation" has the meaning set forth in Section 2.01.

          "Takeover Laws" has the meaning set forth in Section 5.02(e)(i).

          "Tax" and "Taxes" means any federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, profits, alternative or add-on minimum, sales, use, ad valorem, goods and services, capital, capital stock, production, transfer, registration, franchise, windfall profits, license, withholding, payroll, social security (or similar) employment, disability, employer health, excise, estimated, severance, stamp, occupation, premium, property, environmental (including taxes under Code Section 59A), unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person, whether arising before, on or after the Effective Date.

          "Tax Returns" means any return, amended return, claim for refund or information return or other report (including elections, declarations, disclosures, schedules and estimates) required to be filed with respect to any Tax, including any amendment thereof.

          "Termination Fee" has the meaning set forth in Section 8.03(a).

          "Title IV Plan" has the meaning set forth in Section 5.02(i)(ii).

          "Voting Agreement" has the meaning set forth in the Recitals.

                                   ARTICLE II
                            MERGER, EFFECTS OF MERGER

     SECTION 2.01. MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGBCL, at the Effective Time AcquisitionCo shall be merged with and into the Seller. As a result of the Merger, the separate corporate existence of AcquisitionCo shall cease and the Seller shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 2.02. CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME. At the Company's election, the closing of the Merger (the "Closing") shall take place on (i) the last business day of, or (ii) the first business day of the month following, or
(iii) the first business day of the month which is the first month of the earliest calendar quarter following, in each case, the month during which all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger set forth in Article VII are satisfied or waived as provided in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), or on such other date after such satisfaction or waiver as the Company and the Seller may agree (the "Closing Date"). Contemporaneous with the Closing, the Parties shall cause the Merger to be consummated by filing articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Missouri, in such form as required by, and executed in accordance with the relevant provisions of, the MGBCL (the effective time that the Secretary of State of the State of Missouri issues a certificate of merger is referred to herein as the "Effective Time"; the date on which the Effective Time shall occur is referred to herein as the "Effective Date").

     SECTION 2.03. EFFECTS OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MGBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of AcquisitionCo and the Seller shall vest in the

Surviving Corporation, and all debts, liabilities and duties of AcquisitionCo and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.04. CERTIFICATE OF INCORPORATION AND BY-LAWS. At the Effective Time, the Seller Articles and the Seller By Laws, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

     SECTION 2.05. DIRECTORS AND OFFICERS. At the Effective Time, (i) the directors of AcquisitionCo immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By Laws of the Surviving Corporation, and (ii) the officers of AcquisitionCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE III
                    MERGER CONSIDERATION, EXCHANGE PROCEDURES

     SECTION 3.01. EFFECT ON COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Seller Common Stock or any other Person:

          (A) SELLER TREASURY SHARES. All shares of Seller Common Stock that are owned by the Seller other than in a fiduciary capacity as treasury stock or otherwise (the "Seller Treasury Shares") or by the Company shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

          (B) OTHER SELLER COMMON STOCK. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than the Seller Treasury Shares, the Dissenting Shares and shares of Seller Common Stock owned by the Company) shall be converted at the Effective Time into the right to receive an amount of cash equal to the quotient of "A" divided by "B", where "A" shall equal $37,896,765 (which figure is subject to possible reduction as provided in Section 3.02(a)), and where "B" shall equal the sum of (i) the number of shares of Seller Common Stock presented for exchange pursuant to this
Article III or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of Seller Common Stock issuable upon the exercise of Seller Stock Options or other Rights (whether pursuant to Seller Stock Options or otherwise) as of the Effective Time (the per share amount as so calculated is referred to herein as the "Per Share Merger Consideration"); provided, however, that a portion of the aggregate Per Share Merger Consideration equal to the aggregate Per Share Escrow Amount shall be deposited by the Company with the Escrow Agent pursuant to the Escrow Agreement (rather than delivered to the shareholders of the Seller) and shall be held and distributed by the Escrow Agent in accordance with the Escrow Agreement (the amount of the Per Share Merger Consideration less the amount of the Per Share Escrow Amount is referred to herein as the "Per Share Closing Amount"). Upon such conversion, all such shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate shall thereafter represent the right to receive the Merger consideration in accordance with this Article III upon the surrender of the Certificate in accordance with the terms of this Agreement. The Escrow Amount and the Additional Escrow Amount, if any, shall be held and distributed by the Escrow Agent as provided in the Escrow Agreement and the amount of the Escrow Amount and the Additional Escrow Amount, if any, that may ultimately be distributed to the shareholders of the Seller shall depend upon the outcome of the contingencies described in the Escrow Agreement.

          (C) ACQUISITIONCO COMMON STOCK. Each share of common stock of AcquisitionCo outstanding immediately prior to the Effective Time shall be converted into one share of Seller Common


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

Stock.

          (D) COMPANY COMMON STOCK. Each share of common stock of the Company outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time.

          (E) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders that have properly perfected their rights of dissent within the meaning of Section
351.455 of the MGBCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger consideration in accordance with this Article III, unless and until such shareholders shall have failed to perfect any available right of dissent under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 351.455 of the MGBCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of dissent, the shares of Seller Common Stock held by such shareholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger consideration in accordance with this Article III at the Effective Time in accordance with Section 3.01(b). The Seller shall give the Company (A) prompt notice of any demands for dissent filed pursuant to Section 351.455 of the MGBCL received by the Seller, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the MGBCL and received by the Seller, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 351.455 of the MGBCL. The Seller shall not, except with the prior written consent of the Company, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand, or
(z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect dissenters' rights in accordance with the MGBCL.

          (F) EXCHANGE AGENT. Prior to the Effective Time, the Company shall appoint, subject to the approval of the Seller (which approval shall not be unreasonably withheld or delayed), an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Seller Common Stock (the "Certificates") for the Merger consideration in accordance with this Article III.

     SECTION 3.02. ADJUSTMENT AMOUNT; ADDITIONAL ESCROW AMOUNT.

          (A) ADJUSTMENT AMOUNT. In the event that, prior to the Effective Time, there shall be discovered any inaccuracy, breach or untruth of any one or more of the representations or warranties made by the Seller in this Agreement (other than any additional Scheduled Loans which shall be the subject of the Additional Escrow Amount as provided in Section 3.02(b)) and it is reasonably likely that the Seller or the Surviving Corporation has or will, incur, suffer, pay or otherwise sustain Losses, individually or in the aggregate, in excess of $200,000 (the "Basket Amount") as a result of, in connection with, arising out of, or based upon such inaccuracy(ies), breach(es) or untruth(s) of any one or more of the representations or warranties made by the Seller in this Agreement, then, in such event, the $37, 896,765 figure used in Section 3.01(b) shall be reduced by the amount by which such Losses exceed, or are reasonably likely to exceed, the Basket Amount (such amount is referred to herein as the "Adjustment Amount").

          (B) ADDITIONAL ESCROW AMOUNT.

               (I) In the event that the Parties cannot agree upon the amount of the Adjustment Amount in accordance with Section 3.02(a), then the amount in dispute, as reasonably


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

determined by the Company, shall be deposited by the Company in escrow pursuant to the Escrow Agreement and held and distributed by the Escrow Agent as provided therein.

               (II) Between the date hereof and the Closing Date, the Seller shall, or shall cause the Bank to, monitor and review the Bank's loan portfolio in accordance with past practice and applicable Law and shall classify the Bank's loans in accordance with the Loan Classification Policy. The Seller shall promptly advise the Company of the amount and other terms and specifics of each new Scheduled Loan (as defined below in this Section 3.02(b)(ii)). On the date five (5) days prior to the contemplated Closing Date (as determined by the Company pursuant to Section 2.02), the Seller shall deliver to the Company a list, certified as to its accuracy by the Chief Executive Officer of the Seller, of each of the loans or other lending relationships, if any, classified by the Seller or the Bank as of such date as a "4" or higher (e.g., "5" or "6") in accordance with the Loan Classification Policy (collectively, the "Scheduled Loans"). The Company and its advisors or representatives shall have the right to review the analyses and underlying loan documents and records related to the Scheduled Loans so identified by the Seller and any other loan documents or other information related to the Bank's loan portfolio deemed necessary by the Company, and the Seller and the Bank shall answer any questions of the Company and provide any additional information reasonably requested by the Company related to the classifications and quality of the Bank's loan portfolio generally. If the Company shall, prior to the Closing Date, notify the Seller that, in its reasonable opinion, the list of Scheduled Loans provided by the Seller should include any additional loan(s), then the Parties shall promptly attempt to resolve their disagreement and the Company shall provide to the Seller its rationale for the inclusion of any such additional loan(s) as a Scheduled Loan(s) pursuant to the Loan Classification Policy; provided, however, that the Closing shall not occur until such time as the Company shall agree to use the Seller's list of Scheduled Loans as provided by the Seller to the Company pursuant to the third sentence of this Section 3.02(b)(ii) or the Seller shall agree to use the Company's list of Scheduled Loans as provided by the Company to the Seller pursuant to this sentence, or the Parties shall otherwise agree upon a modified list of Scheduled Loans for purposes of this Section 3.02(b)(ii). An amount equal to the aggregate principal balances of the Scheduled Loans (as agreed upon as provided above in this Section 3.02(b)(ii), but excluding any Scheduled Loans identified on Section 5.02(g)(iv) of the Seller Disclosure Schedule as of the date hereof), plus the amount of any accrued and unpaid interest thereon (but less the amount of any theretofore unused Basket Amount after taking into consideration the matters described in
Section 3.02(a) and Section 3.02(b)(i)), shall be deposited by the Company in escrow pursuant to the Escrow Agreement and held and distributed by the Escrow Agent as provided therein.

               (III) Any additional amounts deposited in escrow by the Company pursuant to Section 3.02(b) are referred to herein as the "Additional Escrow Amount".

     SECTION 3.03. EXCHANGE FUND. On or before the Effective Time, (i) the Company shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Seller Common Stock, cash sufficient to pay the aggregate Per Share Closing Payments (the cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund"), and (ii) the Company shall deposit with the Escrow Agent an amount of cash equal to the Escrow Amount and, if applicable, any Additional Escrow Amount.

     SECTION 3.04. EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, but in no event later than five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as the Company may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the aggregate Merger consideration payable in accordance with this

Article III represented by such Certificate. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check for the aggregate Per Share Closing Amount represented by such Certificate. No interest shall be paid or shall accrue on any cash payable for the Merger consideration payable in accordance with this Article III. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of the Seller, a check for the aggregate Per Share Closing Amount may be issued with respect to such Seller Common Stock to such a transferee if the Certificate representing such shares of Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     SECTION 3.05. NO FURTHER RIGHTS IN SELLER COMMON STOCK. All cash paid upon conversion of shares of Seller Common Stock in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Seller Common Stock. Until surrendered as contemplated by this Article III, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger consideration payable in accordance with this Article III.

     SECTION 3.06. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to the Company or otherwise on the instruction of the Company and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the Merger consideration with respect to the shares of Seller Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 3.01. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a "Governmental Authority"), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     SECTION 3.07. NO LIABILITY. None of the Company, AcquisitionCo, the Seller, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     SECTION 3.08. INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company. Any interest and other income resulting from such investments shall promptly be paid to the Company.

     SECTION 3.09. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger consideration with respect to the shares of Seller Common Stock formerly represented thereby.

     SECTION 3.10. WITHHOLDING RIGHTS. The Surviving Corporation and/or the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation and/or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, and such amounts shall be delivered by the Surviving Corporation to the applicable Taxing authority.

     SECTION 3.11. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Seller or AcquisitionCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Seller or AcquisitionCo, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 3.12. STOCK TRANSFER BOOKS. The stock transfer books of the Seller shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of the Seller. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger consideration in accordance with this Article III with respect to the shares of Seller Common Stock formerly represented thereby.

     SECTION 3.13. SELLER STOCK OPTIONS. The Seller shall take all action reasonably necessary so that, on or before the Closing Date, each holder of a stock option (the "Seller Stock Options") heretofore granted under the Seller Stock Option Plan or pursuant to any employment or other agreement shall exercise such Seller Stock Option in accordance with its terms; provided, however, that in the event that any such Seller Stock Options shall remain outstanding immediately prior to the Effective Time, then each such Seller Stock Option shall be exchanged for an amount of cash equal to $0.01 and at the Effective Time each such Seller Stock Option shall become null and void and of no further force or effect.

     SECTION 3.14. SHAREHOLDERS COMMITTEE. There is hereby irrevocably constituted a committee (the "Shareholders Committee") on behalf of the holders of the shares of Seller Common Stock entitled to payment pursuant to Section 3.01(b) to act as such shareholders' respective agent, representative and attorney-in-fact for all purposes and with respect to all matters arising under the Escrow Agreement. The powers and authority of the Shareholders Committee shall include the power and authority to amend and vary the Escrow Agreement as permitted therein, to give and accept notices thereunder, to provide for, manage and administer the defense or resolution of any claims or contingencies described therein, to enter into one or more agreements or other instruments in furtherance of their duties under the Escrow Agreement, and to otherwise exercise all rights and privileges necessary and appropriate to carry out the purposes and intent of the Escrow Agreement. The initial members of the Shareholders Committee shall be Allen R. Vogel, John G. Martens and James C. Jacobsmeyer. In the event that any member of the Shareholders Committee becomes unable or unwilling to serve for any reason, then the remaining members of the Shareholders Committee shall appoint a successor. All decisions of the Shareholders Committee shall be made by majority vote. No bond shall be required of the Shareholders Committee, and the Shareholders Committee shall receive no compensation for its services, provided that they shall be reimbursed for their expenses as provided in this Section 3.14. The Shareholders Committee shall have the right to retain counsel, financial advisors and other professionals necessary in its discretion for the administration of its duties. The Shareholders Committee shall not be liable to any of the shareholders for any act done or omitted as provided hereunder and under the Escrow Agreement, except in the case of gross negligence, bad faith, or willful misconduct. The Shareholders Committee shall be entitled to recover, solely from that portion of the Escrow Amount or the Additional Escrow Amount, if any, that is payable to the shareholders of the Seller in accordance with the terms of the Escrow Agreement, all of its out-of-pocket expenses incurred by the Shareholders Committee in fulfilling its duties hereunder and under the Escrow Agreement, including travel, legal and accounting fees.

                                   ARTICLE IV
                             ACTIONS PENDING MERGER

     SECTION 4.01. FORBEARANCE OF SELLER. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to
Article VIII, except as expressly contemplated by this Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), the Seller shall not, and shall cause each of the Seller Subsidiaries not to:

          (A) ORDINARY COURSE. Conduct the business of the Seller and the Seller Subsidiaries other than in the ordinary and usual course in compliance in all material respects with all applicable Laws, or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of the Seller, the Company or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that would have a Seller Material Adverse Effect.

          (B) CAPITAL STOCK. (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock (except as a result of the exercise of Seller Stock Options for up to 46,367 shares of Seller Common Stock granted as of the date hereof and rights to purchase up to 616 shares of Seller Common Stock under the Amended First Service Financial Company Employee Stock Purchase Plan for the 2006 Plan Year), or any Rights, or any securities or other Rights of any of the Seller Subsidiaries, (ii) enter into any agreement with respect to the foregoing, or
(iii) permit any additional shares of Seller Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (C) DIVIDENDS AND DISTRIBUTIONS. (i) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, or (ii) make, declare, pay or set aside for payment any dividend or other distribution on any shares of Seller Common Stock.

          (D) COMPENSATION, EMPLOYMENT AGREEMENTS. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Seller or the Seller Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) normal increases in compensation to employees in the ordinary course of business, consistent with past practice, or
(iv) for newly hired non-officer employees, consistent with past practices, hired to replace any employee who may leave the employ of the Company or its Subsidiaries after the date hereof.

          (E) SELLER BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable Law, or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) Seller Benefit Plans (including any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto), in respect of any director, officer or employee of the Seller or any Seller

Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (F) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Seller and the Seller Subsidiaries taken as a whole.

          (G) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person, except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Seller and the Seller Subsidiaries taken as a whole.

          (H) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures that, individually or in the aggregate, exceed $50,000.

          (I) GOVERNING DOCUMENTS. Amend the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents of any of the Seller Subsidiaries.

          (J) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

          (K) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (L) NON-COMPETE AGREEMENTS. Amend, modify or terminate any of the Non-Compete Agreements.

          (M) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or Proceeding, except for any claim, action or Proceeding involving solely money damages, in an amount, individually or in the aggregate for all such settlements, that is not material to the Seller and the Seller Subsidiaries taken as a whole.

          (N) ADVERSE ACTIONS. Knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

          (O) RISK MANAGEMENT. Except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk.

          (P) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

          (Q) LOANS. Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit not in accordance with the Seller's loan policy and authority in existence as of the date of this Agreement; provided, however, that, in addition to the foregoing, the Seller shall not make or commit to make or otherwise incur aggregate credit exposure to any one borrower (or group of affiliated borrowers) in principal amounts in excess of $1,000,000 without the prior written consent of the Company, acting through its Chief Executive Officer or such other designee as the Company may give notice of to the Seller (except that, notwithstanding the foregoing proviso, the Seller may increase the amount of the aggregate credit exposure to any one borrower and its affiliated borrowers by up to an additional $250,000 even if doing so would increase the aggregate credit exposure to such borrower and its affiliates to an amount in excess of $1,000,000); provided further, however, that the Seller or any Seller Subsidiary may make any loan, notwithstanding the amount of the loan, in the event that (A) there has been delivered to the Company a notice of its intention to make such loan, and (B) the Company shall not have reasonably objected to such loan by delivering a written notice of such objection within two (2) Business Days following receipt of the notice described in clause (A).

          (R) FORECLOSURES. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials, provided, however, that the Seller shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has or should have had reason to believe that such property might contain any such waste materials or otherwise might be contaminated.

          (S) COMMITMENTS. Agree or commit to do any of the foregoing.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. DISCLOSURE SCHEDULE. On or prior to the date hereof, the Seller has delivered to the Company a schedule (the "Seller Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the Section numbers contained in Section 5.02. Nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

     SECTION 5.02. REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to Section
5.01 and except as Previously Disclosed in a section of the Seller Disclosure Schedule corresponding to the relevant section below, the Seller hereby represents and warrants to the Company:

          (A) ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

               (I) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri and a registered bank holding company under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended (the "BHCA"). The Seller is also subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Each subsidiary of the Seller (a "Seller Subsidiary," or collectively, the "Seller Subsidiaries") is a state banking association, corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization. Each of the Seller and the Seller Subsidiaries has the requisite power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

               (II) Each of the Seller and the Seller Subsidiaries has all Consents and Orders (the "Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the MDF, and neither the Seller nor any Seller Subsidiary has received any notice of any Proceedings relating to the revocation or modification of any Seller Approvals.

               (III) A true and complete list of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary, and (ii) Laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or other Person, other than in the ordinary course of business and in no event in excess of 5% of the outstanding equity securities of such Person.

               (IV) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since June 30, 2001, of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

          (B) ARTICLES OF INCORPORATION AND BY-LAWS. The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller's Articles of Incorporation and the Seller's By-Laws, each as amended or restated (the "Seller Articles" and the "Seller By-Laws", respectively), and the Articles or Certificate of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary, each as amended or restated (the "Subsidiary Organizational Documents"). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither the Seller nor any Seller Subsidiary is in breach or violation of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.

          (C) CAPITALIZATION. The authorized capital stock of the Seller consists of 2,000,000 shares of Seller Common Stock, $0.10 par value per share. As of the date of this Agreement, (i) 475,731 shares of Seller Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller shareholder, (ii) no shares of Seller Common Stock were held as treasury shares by the Seller, and (iii) 46,367 shares of Seller Common Stock were subject to outstanding Seller Stock Options issued pursuant to the Seller Stock Option Plan or subject to purchase pursuant to the Amended First Service Financial Company Employee Stock Purchase Plan. All Seller Stock Options shall vest and become exercisable in accordance with their terms prior to the Effective Time. Attached to the Seller Disclosure Schedule is a true and complete list of the holders of record of the Seller Common Stock and the number of shares of Seller Common Stock held by each such holder of record. The authorized capital stock of Bank consists of 10,000 shares of common stock, par value $100.00 per share. All of such issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non assessable and owned beneficially and of record by the Seller. Except as set forth above in this Section 5.02(c), there are no securities of the Seller or any Seller Subsidiary (debt, equity or otherwise) authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of the Seller and the Seller Subsidiaries have been issued in compliance with all applicable federal and state securities Laws or in accordance with exemptions therefrom. Except as set forth in clause (iii) above, there are no outstanding Rights relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other securities of or in the Seller or any Seller Subsidiary. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other Person, except for loan commitments and other funding obligations entered into in the ordinary course of business. Except as described in Section 5.02(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has repurchased, redeemed or otherwise acquired any of its shares of capital stock since December 31, 2004. Each of the outstanding shares of capital stock of each Seller Subsidiary is not issued in violation of any preemptive rights of any Seller Subsidiary shareholder or other equity holder, and such shares owned by the Seller are owned free and clear of all limitations of the Seller's voting rights and Liens whatsoever.

          (D) AUTHORITY. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, (x) the approval and adoption of this Agreement by the Seller's shareholders in accordance with the MGBCL, the Seller Articles and the Seller By-Laws, (y) approvals described in Section 6.02, and (z) the filing and recordation of the appropriate merger documents as required by the MGBCL) and the Escrow Agreement. The execution and delivery of this Agreement and the Escrow Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement and the Escrow Agreement have been duly and validly authorized by all necessary corporate action on the part of the Seller, including the Seller's Board of Directors and shareholders (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's shareholders in accordance with the MGBCL, the Seller Articles and the Seller By-Laws). The Seller's Board of Directors, at a meeting duly called, constituted and held in accordance with the MGBCL and the provisions of the Seller Articles and the Seller By-Laws, has by the unanimous vote of all of the members of the Seller's Board of Directors in attendance at such meeting determined (i) that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to, fair to and in the best interests of the Seller and its shareholders, (ii) to submit this Agreement for approval and adoption by the shareholders of the Seller and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Seller adopt and approve this Agreement and the transactions contemplated by this Agreement, including the Merger, and direct that this Agreement and the Merger be submitted for consideration by the shareholders of the Seller at the Seller Shareholders' Meeting (collectively, the "Seller's Board of Directors Recommendation"). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated by this Agreement or the Escrow Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's shareholders in accordance with the MGBCL, the Seller Articles and the Seller By-Laws). Each of this Agreement and the Escrow Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Company and AcquisitionCo, constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (E) NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (I) The execution and delivery of this Agreement and the Escrow Agreement by the Seller do not, and the performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement by the Seller will not, (i) conflict with or violate the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any Laws or Orders applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected (assuming the approvals described in Section 5.02(e)(ii) are obtained), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected. No "business combination," "control share acquisition," "fair price" or other anti-takeover Laws enacted under Missouri state law (collectively, the "Takeover Laws") applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, including the Merger.

               (II) The execution and delivery of this Agreement and the Escrow Agreement by the Seller do not, and the performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement by the Seller will not, require any Consent from, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, required by the BHCA, the FDIC, the banking laws of the State of Missouri and the regulations promulgated thereunder, as amended, and the filing and recordation of appropriate merger or other documents as required by the MGBCL. Neither the Seller nor any Seller Subsidiary is subject to any foreign Governmental Authority or foreign Law.

          (F) COMPLIANCE AND PERMITS. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected.

          (G) REPORTS; FINANCIAL STATEMENTS.

               (I) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with the Federal Reserve Board, the FDIC, the MDF and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Seller Reports"). The Seller Reports (i) were prepared in accordance with the requirements of applicable Law, and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

               (II) Each of the Seller Financial Statements (including, if applicable, any related notes thereto) has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that any unaudited interim financial statements, which have been prepared in conformity with Accounting Principles Board Opinion No. 28 and subsequent amendments thereto, do not contain all of the disclosures required by GAAP and were or are subject to normal and recurring year end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years that were unresolved or during the current fiscal year-to-date. As used in this Agreement, "Seller Financial Statements" means (i) the unaudited consolidated balance sheets as of March 31, 2006, and June 30, 2006 and the audited consolidated balance sheets as of December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller, (ii) the unaudited consolidated statement of income for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and the audited consolidated statements of income for the years ended December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller, (iii) the unaudited consolidated statements of cash flows and shareholders' equity for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and the audited consolidated statements of cash flows and shareholders' equity for the years ended December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller, and (iv) all bank financial reports, including any amendments thereto, filed with any Governmental Authorities by Bank for the years ended December 31, 2004 and 2005 and the three (3), six (6) and nine (9) month periods ended March 31, 2006, June 30, 2006, and September 30, 2006 and all bank financial reports to be filed after the date hereof until the Closing. The Seller has made available to the Company copies of all correspondence between the Seller or each Seller Subsidiary and any Governmental Authority concerning any of the foregoing financial statements or the financial position of the Seller or any Seller Subsidiary since January 1, 2003.

               (III) The Seller has in place a process designed by, or under the supervision of, the Seller's Chief Executive Officer or Chief Financial Officer, or individuals performing similar functions, and effected by the Seller's Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller are being made only in accordance with authorizations of management of the Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller's assets that could have a material effect on the financial statements.

               (IV) There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer or director of the Seller, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act. The Bank's loan classification policy is attached as an exhibit to
Section 5.02(g)(iv) of the Seller Disclosure Schedule (the "Loan Classification Policy"). The Loan Classification Policy complies with the FDIC's Financial Institution Letter issued on June 15, 2004 (FIL-70-204) captioned "Uniform Agreement on the Classification of Assets and Appraisal of Securities Held by Banks and Thrifts." The Company and the Bank classify the loans in the Bank's loan portfolio in accordance with the Loan Classification Policy and applicable Law. Section 5.02(g)(iv) of the Seller Disclosure Schedule identifies each of the Bank's loans that has been or should be classified as a "4" or higher (e.g., "5" or "6") under the Loan Classification Policy.

               (V) Except (i) for those Liabilities that are reflected or fully accrued on the consolidated balance sheet of the Seller as of June 30, 2006;
(ii) for Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006, or under any Material Contracts or under any other Contract entered into in the ordinary course of business which obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $25,000 in the aggregate over the term of such Contract (none of which Liabilities described in this clause (ii) result from, arise out of, relate to, are in the nature of or are caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws); and (iii) incurred in connection with this Agreement and the transactions contemplated hereby, neither the Seller nor any Seller Subsidiary has incurred any Liability of any nature whatsoever.

               (VI) The Seller has not been notified by its independent public accounting firm that such accounting firm is of the view that any of the Seller Financial Statements should be restated which has not been restated in subsequent Seller Financial Statements or that the Seller should modify its accounting in future periods.

               (VII) Since December 31, 2004, none of the Seller or the Seller Subsidiaries or, to the Seller's Knowledge, any director, officer or employee of the Seller or the Seller Subsidiaries or any auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller, any Seller Subsidiary or any of their officers, directors, employees or agents to the Seller's or any Seller Subsidiary's Board of Directors or any committee thereof or to any director or officer of the Seller or any Seller Subsidiary. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, the Seller's or any Seller Subsidiary's Board of Directors or any committee thereof.

               (VIII) Since December 31, 2005, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2005, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries, ordinary wear and tear excepted, (ii) any change by the Seller in its accounting methods, principles or practices, (iii) any revaluation by the Seller of any of its assets in any material respect, (iv) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, repurchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (v) any increase in the wages, salaries, bonuses, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director of the Seller or any Seller Subsidiary or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vi) any strike, work stoppage, slow down or other labor disturbance,
(vii) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (viii) any union organizing activities.

               (IX) To the Seller's Knowledge, no third Person has used, with or without permission, the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of the Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third Person's products or services. Neither the Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with any third Person.

          (H) ABSENCE OF PROCEEDINGS AND ORDERS.

               (I) There is no Proceeding pending or, to the Seller's Knowledge, threatened against the Seller or any Seller Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement.

               (II) There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries, including any Order relating to any of the transactions contemplated by this Agreement.

               (III) Neither the Seller nor any of the Seller Subsidiaries is subject to, and to the Seller's Knowledge, there are no facts or circumstances in existence that would be likely to result in the Seller or any of the Seller Subsidiaries becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Seller Subsidiaries, nor has any Governmental Authority advised it in writing or, to the Seller's Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to the Seller's Knowledge, has any Governmental Authority commenced an investigation in connection therewith.

               (IV) No facts or circumstances exist which would cause the Seller or any of the Seller Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the "Bank Secrecy Act"), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the "Patriot Act"), any Order issued with respect to anti-money laundering by the United States Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy Laws, including Title V of the Graham Leach Bliley Act of 1999 and the regulations promulgated thereunder, as amended (the "GLB Act"), and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements of
Section 352 of the Patriot Act and it (or such other of the Seller Subsidiaries) has complied with any requirements to file reports and other necessary documents as required by the Patriot Act.

          (I) EMPLOYEE BENEFIT PLANS.

               (I) The Seller Disclosure Schedule lists all employee benefit plans (as defined in ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, and all employment, termination, severance and other employment Contracts or employment arrangements, with respect to which the Seller or any Seller Subsidiary has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (collectively, the "Seller Benefit Plans"). Except as set forth in Section 5.02(i)(i) of the Seller Disclosure Schedule, the Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Seller Benefit Plans, if the Seller Benefit Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Seller Benefit Plan, including, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed United States Internal Revenue Service (the "IRS") Forms 5500 and related schedules, (iv) the most recently issued determination letter from the IRS for each such Seller Benefit Plan and the materials submitted to obtain that letter (or, if such Plan is documented as a prototype, such Plan is currently approved by the IRS), and
(v) the three (3) most recently prepared actuarial and financial statements with respect to each such Seller Benefit Plan.

               (II) No member of the Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (a "Title IV Plan"), including any "multiemployer pension plan" as defined in Section 3(37) of ERISA. Except as provided in the employment Contracts or arrangements identified in Section 5.02(i)(i) of the Seller Disclosure Schedule, none of the Seller Benefit Plans obligates the Seller or any of the Seller Subsidiaries to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as provided in the employment Contracts or arrangements identified in Section 5.02(i)(i) of the Seller Disclosure Schedule, or as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, none of the Seller Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Seller Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.

               (III) Each Seller Benefit Plan has been operated in all respects in accordance with the requirements of all applicable Law and all Persons who participate in the operation of such Seller Benefit Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Seller Benefit Plan. No legal action, suit or claim is pending or, to the Seller's Knowledge, threatened with respect to any Seller Benefit Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Section 5.02(i)(iii) of the Seller Disclosure Schedule, to the Seller's Knowledge, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in Section 5.02(i)(iii) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any Liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full, and no condition exists that presents a risk of incurring any such Liability.

               (IV) Except as disclosed in Section 5.02(i)(iv) of the Seller Disclosure Schedule, each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Seller Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS to the effect that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to IRS Announcement 2001-77, and, to the Seller's Knowledge, there is no fact or event that could adversely affect the qualified status of any such Seller Benefit Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under
Section 501(c)(9) of the Code.

               (V) Except as disclosed in Section 5.02(i)(v) of the Seller Disclosure Schedule or otherwise provided in this Agreement, no Seller Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code and the related guidance issued thereunder, as amended ("Section 409A"), has been modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered by Seller and the Seller Subsidiaries in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

               (VI) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan. Neither the Seller nor any Seller Subsidiary has incurred any Liability for any excise tax arising under Sections 4971 through 4980G of the Code and, to the Seller's Knowledge, no fact or event exists that could give rise to any such Liability.

               (VII) All contributions, premiums or payments required to be made with respect to any Seller Benefit Plan by the Seller and the Seller Subsidiaries have been made on or before their due dates or within the applicable grace period for payment without default.

               (VIII) Neither the Seller nor any Seller Subsidiary is a party to any Contract for employment, severance, consulting or other similar agreement with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries except as set forth in Section 5.02(i)(viii) of the Seller Disclosure Schedule. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreement.

               (IX) Except as disclosed in Section 5.02(i)(ix) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting "excess parachute payments" within the meaning of Section 280G of the Code, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee.

          (J) PROXY STATEMENT. The information supplied by the Seller for inclusion in the proxy statement to be sent to the shareholders of the Seller in connection with the meeting of the Seller's shareholders to consider the Merger (the "Seller Shareholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") will not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller, the Seller Subsidiaries or any of its or their Affiliates, officers or directors is discovered by the Seller which should be set forth in an amendment or supplement to the Proxy Statement, the Seller shall promptly inform the Company. The Proxy Statement will comply in all material respects as to form with the requirements of applicable Law.

          (K) TITLE TO PROPERTY. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases and licenses pursuant to which the Seller or any of the Seller Subsidiaries lease or license from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing material default or event of default by the Seller or any Seller Subsidiary or, to the Seller's Knowledge, any counter-party thereto (or event which with notice or lapse of time, or both, would constitute a material default by the Seller or any Seller Subsidiary and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). All of the Seller's and each of the Seller Subsidiaries' buildings and material items of equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

          (L) ENVIRONMENTAL MATTERS. (i) Each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries, the Participation Facilities and the Loan Properties are and at all times since they became properties owned or operated by the Seller or the Seller Subsidiaries or, in the case of Participation Facilities or Loan Properties, since they became Participation Facilities or Loan Properties, as the case may be, have been in compliance with all applicable Laws, Orders and Contractual obligations relating to the environment, health, safety, natural resources, wildlife or "Hazardous Materials" which are defined herein as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources or the environment (the "Environmental Laws"), (ii) during and prior to the period of (1) the Seller's or any of the Seller Subsidiaries' ownership or operation of any of their respective current properties, (2) the Seller's or any of the Seller Subsidiaries' participation in the management of any Participation Facility, or (3) the Seller's or any of the Seller Subsidiaries' holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any polychlorinated biphenyls, (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility, (v) neither the Seller nor any Seller Subsidiaries has received any notice from any Governmental Authority or third Person notifying the Seller or any Seller Subsidiaries of any Environmental Claim, and (vi) there are no circumstances with respect to any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (1) to form the basis for an Environmental Claim against the Seller or any Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility, or (2) to cause any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or Consent of any Governmental Authority or third Person pursuant to any Environmental Law. The following definitions apply for purposes of this Section 5.02(l): (1) "Loan Property" means any real property in which the Seller or any Seller Subsidiary holds a Lien and, where required by the context, said term means the owner or operator of such property, (2) "Participation Facility" means any facility in which the Seller or any Seller Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property, and (3) "Environmental Claims" means any and all administrative, regulatory, judicial or private Proceedings relating in any way to (x) any Environmental Law, (y) any Hazardous Material including any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order of a Governmental Authority, or (z) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment.

          (M) ABSENCE OF AGREEMENTS. Neither the Seller nor any Seller Subsidiary is a party to any Contract or Order which restricts the conduct of its business (including any Contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by applicable Law or Governmental Authorities)), or in any manner relates to its capital adequacy, credit policies or management, nor has the Seller been advised or have Knowledge that any Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Contract or Order.

          (N) TAX MATTERS.

               (I) Each of the Seller and the Seller Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct, complete and accurate and were prepared in compliance with all applicable Laws. All Taxes owed by the Seller or any of the Seller Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Neither the Seller nor any of the Seller Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Seller nor any of the Seller Subsidiaries has an obligation to file Tax Returns in a jurisdiction where the Seller or any of the Seller Subsidiaries has not filed or has ceased filing Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller or any of the Seller Subsidiaries does not file Tax Returns that the Seller or any of the Seller Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Seller or any of the Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

               (II) Each of the Seller and the Seller Subsidiaries has complied with all applicable Laws relating to payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third-party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement.

               (III) Neither the Seller nor any of the Seller Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed, nor have any accruals been established for possible future liabilities resulting from Internal Revenue Service examinations. There is no audit, examination, deficiency or refund Proceeding pending with respect to any Taxes for which the Seller or any of the Seller Subsidiaries is or might otherwise be liable and no Governmental Authority has given written notice of the commencement of any audit examination or refund Proceeding with respect to any Taxes. There is no dispute or claim concerning any Tax Liability of the Seller or any of the Seller Subsidiaries either (A) claimed or raised by any authority, or (B) as to which the Seller or the Seller Subsidiaries has Knowledge, and no basis exists therefor. Section 5.02(n)(iii) of the Seller Disclosure Schedule lists all federal, state local and foreign income Tax Returns filed with respect to the Seller and any of the Seller Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit. The Seller has delivered to the Company correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller and any of the Seller Subsidiaries for each of the taxable periods ended on or after December 31, 2002.

               (IV) Neither the Seller nor any of the Seller Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Assessment or deficiency.

               (V) The unpaid Taxes of the Seller and the Seller Subsidiaries
(A) did not, as of the most recent fiscal month end included in the Seller Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Seller Financial Statements (rather than any notes thereto), and
(B) do not exceed such reserves as adjusted for the passage of time through the Effective Date in accordance with the past practice and custom of the Seller and the Seller Subsidiaries in filing their Tax Returns.

               (VI) Neither the Seller nor any of the Seller Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Section 280G of the Code. Each of the Seller and the Seller Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Seller nor any of the Seller Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Seller nor any of the Seller Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), or (B) has any Liability for the Taxes of any Person (other than the Seller or any of the Seller Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

               (VII) Section 5.02(n)(vii) of the Seller Disclosure Schedule sets forth the following information with respect to the Seller and each of the Seller's Subsidiaries as of the most recent practicable date (as set forth therein): (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution and the year or years in which incurred, (B) the amount of any deferred gain or loss allocable arising out of any "intercompany transactions" as that term is defined in Treasury regulation Section 1.1502-13 and (C) the amount of any "excess loss account" as that term is defined in Treasury regulation Section 1.1502-19.

               (VIII) None of the Seller or the Seller Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Date,
(B) any "closing agreement," as that term is described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law),
(C) any installment sale or open transaction made on or prior to the Effective Date, or (D) or as a result of any prepaid amount received on or prior to the Effective Date. There are no private letter rulings or requests for rulings relating to the Seller or any of the Seller Subsidiaries that could affect the Seller's or any of the Seller Subsidiaries' Liability for Taxes for any period.

               (IX) In the past five (5) fiscal years, neither the Seller nor any of the Seller Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

               (X) Neither the Seller nor any of the Seller Subsidiaries has been subject to any disallowance of a deduction under Section 162(m) of the Code nor will such a disallowance occur with respect to any period prior to the Effective Date.

          (O) INSURANCE. Section 5.02(o) of the Seller Disclosure Schedule lists all policies of insurance of the Seller and the Seller Subsidiaries currently in effect (with the exception of any Seller Benefit Plans which are listed in Section 5.02(i)(i) of the Seller Disclosure Schedule). Neither the Seller nor any of the Seller Subsidiaries has any Liability for unpaid premiums or premium adjustments not properly reflected on the unaudited balance sheet of the Seller as of June 30, 2006.

          (P) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

          (Q) SELLER MATERIAL ADVERSE EFFECT. Since December 31, 2005, there has not been a Seller Material Adverse Effect.

          (R) MATERIAL CONTRACTS. Except for loan or credit agreements entered into by the Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice or any Seller Benefit Plans which are listed in Section 5.02(i)(i) of the Seller Disclosure Schedule or as disclosed in Section 5.02(r) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is a party to or obligated under any Contract which is not terminable by the Seller or the Seller Subsidiary without the Seller or any Seller Subsidiary becoming subject to a payment or financial penalty in excess of $50,000 or which obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $50,000 in the aggregate over the term of such Contract (each, a "Material Contract").

          (S) VOTE REQUIRED. The affirmative vote of at least two-thirds (2/3) of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

          (T) INTERIM EVENTS. Since December 31, 2005, neither the Seller nor any of the Seller Subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which, if taken after the date hereof, would require the prior written consent of the Company pursuant to
Section 4.01 (other than with respect to the matters described in Section 4.01(q)).

          (U) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Seller's own account, or for the account of one or more of the Seller Subsidiaries or their customers (all of which are listed in Section 5.02(u) of the Seller Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable Laws and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Seller or one of the Seller Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither the Seller nor any of the Seller Subsidiaries, nor to the Seller's Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (V) TRUST ADMINISTRATION. During the applicable statute of limitations period, (i) the Seller and the Seller Subsidiaries have properly administered all accounts for which any of them act as a fiduciary or agent, including but not limited to accounts for which any of them serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws, and
(ii) neither the Seller, any Seller Subsidiary, nor any director, officer or employee of the Seller or any of the Seller Subsidiaries acting on behalf of the Seller or any of the Seller Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Authority pending, or to the Seller's Knowledge, threatened, against or affecting the Seller or any of the Seller Subsidiaries relating to the compliance by the Seller or any such Seller Subsidiary with sound fiduciary principles and applicable regulations.

     SECTION 5.03. REPRESENTATIONS AND WARRANTIES OF COMPANY AND ACQUISITIONCO. The Company and AcquisitionCo hereby represent and warrant to the Seller:

          (A) ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. AcquisitionCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri. Each of the Company and AcquisitionCo is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

          (B) AUTHORITY. Each of the Company and AcquisitionCo has the requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Escrow Agreement (other than, with respect to the Merger, (z) approvals described in Section 6.02, and (z) the filing and recordation of the appropriate merger documents as required by the MGBCL). The execution and delivery of this Agreement and the Escrow Agreement by the Company and AcquisitionCo and the consummation by the Company and AcquisitionCo of the transactions contemplated by this Agreement and the Escrow Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and AcquisitionCo, including the Company's and AcquisitionCo's Board of Directors, and no other corporate proceedings on the part of the Company or AcquisitionCo are necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated by this Agreement and the Escrow Agreement. Each of this Agreement and the Escrow Agreement has been duly and validly executed and delivered by the Company and AcquisitionCo and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of the Company and AcquisitionCo and is enforceable against the Company and AcquisitionCo in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (C) NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (I) The execution and delivery of this Agreement and the Escrow Agreement by the Company and AcquisitionCo do not, and the performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement by the Company and AcquisitionCo will not, (i) conflict with or violate the Company's Certificate of Incorporation or By-Laws or the Articles of Incorporation or By-Laws of AcquisitionCo, or (ii) conflict with or violate any Laws or Orders applicable to the Company or AcquisitionCo or by which any of their respective properties is bound or affected (assuming the approvals described in Section 5.03(c)(ii) are obtained).

               (II) The execution and delivery of this Agreement by the Company and AcquisitionCo does not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company and AcquisitionCo will not, require any Consent from, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the BHCA, applicable state banking Laws, the Federal Reserve Board, the filing and recordation of appropriate merger or other documents as required by the

MGBCL and (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company or AcquisitionCo from performing its obligations under this Agreement.

          (D) FUNDS AVAILABILITY. Company and AcquisitionCo shall have sufficient shall have sufficient cash as of the Closing Date to pay the Merger consideration and to satisfy their other obligations under this Agreement.

                                   ARTICLE VI
                                    COVENANTS

     SECTION 6.01. REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the Seller, the Company and AcquisitionCo shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other Party to that end.

     SECTION 6.02. REGULATORY APPLICATIONS; OTHER APPROVALS. The Company and the Seller shall, and each shall cause their subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, and to obtain all Consents and Orders of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Seller shall provide to the Company all information necessary or otherwise reasonably requested by the Company in connection with the filings referred to in the preceding sentence not later than thirty (30) days after the date hereof. Each of the Company and the Seller shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Party shall act reasonably and as promptly as practicable. Each Party shall consult with the other Party with respect to the obtaining of all material Consents and Orders of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. Each Party shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority. The Seller shall use its best efforts to obtain all necessary Consents with respect to all interests of the Seller and the Seller Subsidiaries in any material leases, licenses, Contracts, instruments and rights which require the consent of another Person for their transfer or assumption pursuant to the Merger, if any.

     SECTION 6.03. PRESS RELEASE. Neither the Seller, AcquisitionCo nor the Company shall, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the transactions contemplated by this Agreement, except as otherwise required by applicable Law or rules of The New York Stock Exchange (provided that the issuing Party shall nevertheless provide the other Party with notice of, and the opportunity to review, any such press release or written statement).

     SECTION 6.04. ACCESS, INFORMATION. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Seller shall afford the Company and the Company's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the Company may reasonably request and, during such period, the Seller shall furnish promptly to the Company (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of it as the Company may reasonably request, including any information necessary for the Company to confirm the accuracy and amount of the Scheduled Loans. No investigation by any Party of the business and affairs of any other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party's obligation to consummate the transactions contemplated by this Agreement.

     SECTION 6.05. NO SOLICITATION OF TRANSACTIONS.

          (A) GENERAL. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, Affiliates or employees or authorize any investment banker, attorney or other advisor or representative retained by any of them to, and shall take commercially reasonable efforts to cause them not to: (i) knowingly solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any material nonpublic information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any Contract relating to any Acquisition Transaction; provided, however, this
Section 6.05(a) shall not prohibit the Seller or the Seller's Board of Directors from: (1) furnishing material nonpublic information (other than information regarding the Company supplied to the Seller by the Company) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such Person (and not withdrawn) if (x) the Seller's Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of regional or national reputation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller's Board of Directors of its fiduciary obligations to the Seller's shareholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller or the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 6.05(a), or (2) taking the actions described in the proviso of Section 6.05(d), as permitted thereby, provided that none of the Seller, the Seller Subsidiaries or any representatives of the Seller or the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 6.05(a). At least five (5) Business Days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, the Seller shall: (i) give the Company written notice of the identity of such Person and of the Seller's intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person, and (ii) receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of the Seller, and contemporaneously with furnishing any such information to such Person, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).

          (B) CESSATION OF ACTIVITIES. The Seller and the Seller Subsidiaries shall immediately cease, and shall cause each of their executive officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 6.05.

          (C) LIABILITY FOR OTHERS. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.05 by any executive officer, director, employee or Affiliate of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them and, in the case of any non-executive officers or other employees, acting on behalf of the Seller or any such other Person, shall be deemed to be a breach of this Section 6.05 by the Seller.

          (D) EXCEPTIONS. Except as provided below in this Section 6.05(d): (i) the Seller's Board of Directors shall recommend that the Seller's shareholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Shareholders' Meeting, (ii) the Proxy Statement shall include a statement of the Seller's Board of Directors Recommendation, and (iii) neither the Seller's Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to the Company (in either event, a "Change of Recommendation"), the Seller's Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller's Board of Directors from (1) withholding, withdrawing, amending or modifying the Seller's Board of Directors Recommendation, or (2) not including in the Proxy Statement the Seller's Board of Directors Recommendation if, in either case, the Seller's Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due to facts or circumstances coming to the attention of the Seller's Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller's Board of Directors of its fiduciary obligations to Seller's shareholders under applicable Law; and provided further, however, that neither the Seller nor the Seller's Board of Directors may take any of the actions described in clauses (1) and (2) of the immediately preceding proviso unless the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller's Board of Directors and the Seller's Board of Directors shall have reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national or regional reputation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer.

          (E) TERMINATION OF AGREEMENT. Notwithstanding anything to the contrary contained in this Section 6.05, in the event that the Seller's Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller's shareholders under applicable Law, the Seller's Board of Directors may terminate this Agreement in the manner contemplated by Section 8.01(f) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following the Company's receipt of written notice advising the Company that the Seller's Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.

          (F) INFORMATION CONCERNING ACQUISITION PROPOSAL. In addition to the obligations of the Seller set forth in Section 6.05(a), the Seller as promptly as practicable shall advise the Company orally and in writing of any inquiry or request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry or request received by the Seller, any

Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof with respect to, or which the Seller reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Seller shall keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

          (G) TAKEOVER LAWS. The approval of the Board of Directors of the Seller for purposes of causing any Takeover Law to be inapplicable to the Merger shall not be deemed to be changed or otherwise revoked or invalidated as a result of any Change of Recommendation pursuant to this Section 6.05.

     SECTION 6.06. SHAREHOLDER APPROVAL. The Seller shall take, in accordance with applicable Law and the Seller Articles and Seller By-Laws, all action necessary to prepare the Proxy Statement and mail it to its shareholders and to convene the Seller Shareholders' Meeting to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Seller's shareholders for consummation of the Merger, as promptly as practicable after the date of this Agreement. The Seller agrees that if it becomes aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the Company thereof and take the necessary steps to correct the Proxy Statement.

     SECTION 6.07. TAKEOVER LAWS. No Party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     SECTION 6.08. DELIVERY OF SHAREHOLDER LIST. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

     SECTION 6.09. INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE.

          (A) INDEMNIFICATION. By virtue of the occurrence of the Merger, the Surviving Corporation shall, from and after the Effective Time succeed to the Seller's obligation to, and the Company shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Seller or any Seller Subsidiary determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under the MGBCL, the Seller Articles or the Seller By-Laws in effect on the date hereof, and the Company shall also cause the Surviving Corporation to advance expenses as incurred to the extent permitted under the MGBCL, the Seller Articles or the Seller By-Laws; provided however, that the obligations of the Surviving Corporation and the Company hereunder shall be subject to, and limited by, applicable federal

Law, including Section 18(k) of the Federal Deposit Insurance Act and SR letter 02-17 issued by the Federal Reserve Board on July 8, 2002.

          (B) CLAIMS. Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify the Company thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation shall elect not to assume such defense, or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Company shall cause the Surviving Corporation to pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated by this Agreement is not permitted or is prohibited by applicable Law.

          (C) INSURANCE. For a period of six (6) years after the Effective Time, the Company shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Seller (provided that the Company may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time), provided, however, that in no event shall the Company be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.09(c), any aggregate amount in excess of 200% of the amount of the most recent annual premium paid as of the date hereof by the Seller for such insurance on an annual basis (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an aggregate premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, the Company may request the Seller to, and the Seller shall if so requested, purchase insurance coverage, on such terms and conditions as shall be acceptable to the Company, extending for a period of three (3) years the Seller's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy the Company's obligations under this Section 6.09(c).

          (D) SUCCESSORS. If the Surviving Corporation or the Company, as applicable, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.09.

     SECTION 6.10. BENEFIT PLANS. The Company shall, with respect to each employee of the Seller and the Seller Subsidiaries at the Effective Time who shall continue in employment with the Company or a Company Subsidiary after the Merger (each a "Continued Employee"), provide the benefits described in this
Section 6.10. Each Continued Employee shall be entitled, as an employee of the Company or a Company Subsidiary, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of the Company and the Company Subsidiaries (the "Company Employee Plans"), subject to the Company's right, in its sole discretion, to subsequently amend, modify or terminate any such Company Employee Plans, if as a Continued Employee he or she shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar Seller Benefit Plan maintained by the Company after the Effective Time. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of the Company and the Company Subsidiaries. Except as otherwise provided herein, all such participation shall be subject to such terms of such Company Employee Plans as may be in effect from time to time, and this Section 6.10 is not intended to, and shall not, give Continued Employees any rights or privileges superior to those of other employees of the Company or the Company Subsidiaries. The Company may terminate or modify all Seller Benefit Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified, and the Company's obligation under this Section 6.10 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, the Company shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Company Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with the Seller and the Seller Subsidiaries; and provided that a Continued Employee shall not be subject to any waiting periods or preexisting condition exclusions under a Company Employee Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, other than waiting periods and exclusions that are already in effect with respect to such Continued Employee and that have not been satisfied as of the Effective Time under any Seller Benefit Plan of a similar type in which the Continued Employee participated in immediately prior to the Effective Time; provided, further, that to the extent that the initial period of coverage for Continued Employees under any Company Employee Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full twelve (12) month period of coverage, Continued Employees shall be given credit under the applicable Company Employee Plan for any deductibles and co-insurance payments made by such Continued Employees under the Seller's benefit plans during the balance of such twelve
(12) month period of coverage. In connection with the transition of the Continued Employees to the Company Employee Plans, Seller and the Seller Subsidiaries shall take such actions as the Company may request to terminate, freeze or amend all or certain of the Seller Benefit Plans in the manner requested by the Company, effective immediately prior to the Effective Time or such other time requested by the Company.

     SECTION 6.11. NOTIFICATION OF CERTAIN MATTERS. Each Party shall give prompt notice to the others of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     SECTION 6.12. ESCROW AGREEMENT. Each Party shall, on or before the Closing Date, execute the Escrow Agreement in the form of Exhibit A, with such modifications thereto as shall be reasonably necessary to reflect any additional claims, contingencies or other matters to be addressed therein as contemplated by Section 3.02 and as reasonably requested by the Escrow Agent.

     SECTION 6.13. EMPLOYEE STOCK PURCHASE PLAN. On or before January 1, 2007, the Seller shall terminate the Amended First Service Financial Company Employee Stock Purchase Plan and shall not permit any purchases of Seller Common Stock thereunder other than shares purchasable with respect to Plan Year 2006 as described in Section 5.02(c) of the Seller Disclosure Schedule.

                                  ARTICLE VII
                      CONDITIONS TO CONSUMMATION OF MERGER

     SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT MERGER. The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the Party prior to the Effective Time of each of the following conditions:

          (A) SHAREHOLDER APPROVALS. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of the Seller.

          (B) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all statutory waiting periods in respect thereof shall have expired.

          (C) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (D) EMPLOYMENT MATTERS. That certain letter agreement, of even date herewith, between the Company and Thomas W. Hagar setting forth the terms of Mr. Hagar's employment with the Bank after the Closing Date shall be in full force and effect as of the Effective Time enforceable by the parties thereto in accordance with its terms.

          (E) SCHEDULED LOANS. The Seller and the Company shall have agreed upon the list of Scheduled Loans pursuant to Section 3.02(b)(ii).

     SECTION 7.02. CONDITIONS TO OBLIGATIONS OF SELLER TO EFFECT MERGER. The obligation of the Seller to consummate the Merger is also subject to the fulfillment or written waiver by the Seller prior to the Effective Time of each of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and AcquisitionCo set forth in this Agreement (without giving effect to any notice by the Company to the Seller under Section 6.11) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and the Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by an executive officer of the Company.

          (B) PERFORMANCE OF OBLIGATIONS OF COMPANY AND ACQUISITIONCO. The Company and AcquisitionCo shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by an executive officer of the Company.

     SECTION 7.03. CONDITIONS TO OBLIGATIONS OF COMPANY AND ACQUISITIONCO TO EFFECT MERGER. The obligation of the Company and AcquisitionCo to consummate the Merger is also subject to the fulfillment or written waiver by the Company and AcquisitionCo prior to the Effective Time of each of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller set forth in this Agreement (without giving effect to any update to the Seller Disclosure Schedule after the date hereof or notice by the Seller to the Company under Section 6.11, but except for any inaccuracy(ies), breach(es) or untruth(s) of any of the representations and warranties of the Seller set forth in this Agreement that (i) shall have been the subject of an Adjustment Amount pursuant to Section 3.02(a) or the Additional Escrow Amount pursuant to Section 3.02(b) or included in the Basket Amount pursuant to Section 3.02, or (ii) are solely non-monetary in nature and the effect of which, individually and in the aggregate, is not material to the Seller and the Seller Subsidiaries taken as a whole) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.

          (B) PERFORMANCE OF OBLIGATIONS OF SELLER. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.

          (C) BURDENSOME CONDITION. Between the date of this Agreement and the Effective Time, there shall not be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority which imposes any condition or restriction upon the Company or the Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

          (D) CONSENTS OBTAINED. (i) The Seller shall continue to possess all Seller Approvals, and (ii) all material Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement shall have been obtained and made by the Seller.

          (E) NO CHALLENGE. There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Seller Common Stock into cash pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or its subsidiaries of all or any portion of the business or assets of the Seller and the Seller Subsidiaries.

          (F) NON-COMPETE AGREEMENTS. Each of the Non-Compete Agreements, of even date herewith, shall be in full force and effect as of the Effective Time enforceable by the Seller (and the Surviving Corporation after the Effective
Time) in accordance with its respective terms.

          (G) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and no Effect shall have occurred that would have a Seller Material Adverse Effect. The Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.

          (H) SELLER STOCK OPTIONS. All Seller Stock Options shall have been exercised as of the Effective Time.

          (I) DISSENTING SELLER SHAREHOLDERS. The aggregate number of Dissenting Shares shall not exceed a number equal to five percent (5%) of the number of outstanding shares of Seller Common Stock as of the date hereof.

          (J) FINANCIAL STATEMENTS. The Seller shall have delivered to the Company (i) the audited consolidated balance sheet as of December 31, 2006 (including related notes and schedules, if any), of the Seller, (ii) the audited consolidated statement of income for the year ended December 31, 2006 (including related notes and schedules, if any), of the Seller, and (iii) the audited consolidated statements of cash flows and stockholders' equity for the year ended December 31, 2006 (including related notes and schedules, if any), of the Seller, together with the unqualified audit opinion thereon as of and for the year ended December 31, 2006 issued by the Seller's independent public accounting firm, BKD, LLP.

                                  ARTICLE VIII
                                   TERMINATION

     SECTION 8.01. TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

          (A) MUTUAL CONSENT. By the mutual written consent of the Parties.

          (B) BREACH. By the Company or the Seller, at any time prior to the Effective Time, if its Board of Directors so determines, in the event of either:
(i) a breach by the other Party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (ii) a material breach by the other Party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach.

          (C) DELAY. By the Company or the Seller, at any time prior to the Effective Time, if its Board of Directors so determines, in the event that the Merger is not consummated by September 30, 2007, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 8.01(c).

          (D) NO REGULATORY APPROVAL. By the Company or the Seller, if its Board of Directors so determines, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

          (E) CHANGE OF RECOMMENDATION. By the Company if there is a Change of Recommendation or if the Seller's Board of Directors fails to include the Seller's Board of Directors Recommendation in the Proxy Statement.

          (F) SUPERIOR OFFER. By the Seller prior to the vote of the Seller shareholders, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 6.05(e); provided, however, that such determination and the right to terminate under this Section 8.01(f) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.03.

          (G) FAILURE OF CONDITIONS. (i) By the Company if any of the conditions to the obligation of the Company or AcquisitionCo to effect the Merger set forth in Section 7.01 or Section 7.03 have not been satisfied or waived by the Company at the Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligation of the Company and AcquisitionCo to effect the Merger set forth in Section 7.01 or Section 7.03 has become impossible (other than as a result of any failure on the part of the Company or AcquisitionCo to comply with or perform any covenant or obligation of the Company or AcquisitionCo set forth in this Agreement); or (ii) by the Seller if any of the conditions to the obligation of the Seller to effect the Merger set forth in Section 7.01 or Section 7.02 have not been satisfied or waived by the Seller at the Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligation of the Seller to effect the Merger set forth in Section 7.01 or Section 7.02 has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement).

          (H) NO SHAREHOLDER APPROVAL. By either the Seller or the Company if:
(i) the Seller Shareholders' Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement, and (ii) the required approval of the shareholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(h) shall not be available to the Seller where the failure to obtain approval by the Seller shareholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement.

          (I) ADJUSTMENT AND ADDITIONAL ESCROW AMOUNTS. Subject to the right of the Company as provided below in this Section 8.01(i), by the Seller in the event that the sum of the Adjustment Amount and the Additional Escrow Amount exceeds $1,000,000; provided, however, that no such termination shall have an effect on the right of the Company to pursue the remedies and seek appropriate damages from the Seller under Section 8.02 in the event of such termination. In the event that the Seller elects to terminate this Agreement as provided in this
Section 8.01(i), then the Seller shall provide written notice thereof to the Company. The Company shall have the right, but not the obligation, upon written notice to the Seller provided within three (3) Business Days of the Company's receipt of the written notice from the Seller pursuant to the preceding sentence, to nullify the Seller's termination of this Agreement by agreeing that the sum of the Adjustment Amount and the Additional Escrow Amount shall equal $1,000,000, whereupon this Agreement shall continue in full force and effect as if the Seller had not provided the aforementioned termination notice; provided, however, that, notwithstanding any such agreement of the Company to limit the amount of the Adjustment Amount and the Additional Escrow Amount to $1,000,000, the amounts deposited under the Escrow Agreement shall provide coverage for all Scheduled Loans and other matters and contingencies described in Section 3.02(b) or the Escrow Agreement.

     SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no Party to this Agreement shall have any liability or further obligation to the other Party, except (i) as provided in Section 8.03 and Section 9.01, and (ii) that termination shall not relieve a breaching Party from liability for any knowing or willful breach of any of its representations or warranties set forth in this Agreement or for any breach of any of its covenants or agreements set forth in this Agreement giving rise to such termination.

     SECTION 8.03. TERMINATION FEE. In each case provided that the Company is in material compliance with its obligations under this Agreement:

          (A) SUPERIOR OFFER. The Seller shall pay to the Company in immediately available funds, within one (1) Business Day after demand by the Company, liquidated damages in an amount equal to $1,400,000 (the "Termination Fee") if this Agreement is terminated by the Seller pursuant to Section 8.01(f).

          (B) CHANGE OF RECOMMENDATION. If this Agreement is terminated by the Company pursuant to Section 8.01(e), and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds liquidated damages in an amount equal to the Termination Fee within one
(1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

          (C) DELAY; SHAREHOLDER APPROVAL. If (A) this Agreement is terminated by the Company or the Seller, as applicable, pursuant to Section 8.01(c) (and prior to such termination the Seller shall not have held a meeting of its shareholders pursuant to Section 6.06) or Section 8.01(h), (B) prior to such termination an Acquisition Proposal (other than by the Company) shall have been received by the Seller and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds liquidated damages in an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

          (D) TERMINATION FEE REASONABLE. The Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section
8.03 and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Seller for the amounts set forth in this
Section 8.03, the Seller shall pay to the Company, in addition to the amount of such judgment, the Company's reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.03 shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.03, and shall be in lieu of damages incurred in the event of any such termination of this Agreement, and upon payment of such fees the Seller shall have no further obligation to the Company except as described in Section 9.01.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.01. SURVIVAL. Except as provided in this Section 9.01, no representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time (other than Article III, Section 6.09, Section 6.10, and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 8.02, Section 8.03 and this Article IX which shall survive such termination).

     SECTION 9.02. WAIVER, AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the Parties executed in the same manner as this Agreement, except that after the Seller Shareholders' Meeting, this Agreement may not be amended or modified if it would violate the MGBCL or reduce the consideration to be received by Seller shareholders in the Merger or otherwise affect the rights of the Seller's shareholders in any manner that is materially adverse to such shareholders.


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

     SECTION 9.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     SECTION 9.04. GOVERNING LAW, WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri applicable to contracts made and to be performed entirely within such State. Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated by this Agreement.

     SECTION 9.05. EXPENSES. Except as set forth in Section 8.02, each Party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

     SECTION 9.06. NOTICES. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party: If to the Seller, to: First Service Financial Company, 9895 Watson Road, St. Louis, Missouri 63126, Attention: Thomas W. Hagar, President and Chief Executive Officer, with a copy to: Armstrong Teasdale, LLP 1 Metropolitan Square, Suite 2600, St. Louis, Missouri 63102, Attention: Steven E. Pozaric, Esq; if to the Company or AcquisitionCo, to: Stifel Financial Corp., 501 N. Broadway, St. Louis, Missouri 63102, Attention: Ronald J. Kruszewski, Chairman, President and Chief Executive Officer, with copies to: Stifel Financial Corp., 501 N. Broadway, St. Louis, Missouri 63102, Attention: David M. Minnick, Esq, Senior Vice President and General Counsel, and Lewis, Rice & Fingersh, L.C., 500 N. Broadway, Suite 2000, St. Louis, Missouri 63102, Attention: Tom W. Zook, Esq.

     SECTION 9.07. ENTIRE UNDERSTANDING, NO THIRD PARTY BENEFICIARIES. This Agreement and the Escrow Agreement represent the entire understanding of the Parties with reference to the transactions contemplated by this Agreement and this Agreement and the Escrow Agreement supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to, nor shall it, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.08. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the word "or" is used in this Agreement, it has the inclusive meaning represented by the phrase "and/or." No provision of this Agreement shall be construed to require the Seller, the Company, AcquisitionCo or any of their respective Subsidiaries, Affiliates, officers or directors to take any action which would violate applicable Law.

     SECTION 9.09. ASSIGNMENT. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Party (which consent may be granted or withheld in the sole and absolute discretion of such other Party).

                                      * * *

                        [Signatures appear on next page]


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

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ATTEST:                                 STIFEL FINANCIAL CORP.


By: /s/ David M. Minnick                By: /s/ Ronald J. Kruszewski
    ---------------------------------       ------------------------------------
Name: David M. Minnick                  Name: Ronald J. Kruszewski
Title: Senior Vice President            Title: Chairman, President and
       and General Counsel                     Chief Executive Officer


ATTEST:                                 FSFC ACQUISITION CO.


By: /s/ David M. Minnick                By: /s/ Ronald J. Kruszewski
    ---------------------------------       ------------------------------------
Name: David M. Minnick                  Name: Ronald J. Kruszewski
Title: Secretary                        Title: President


ATTEST:                                 FIRST SERVICE FINANCIAL COMPANY


By: /s/ Craig D. Wood                   By: /s/ Thomas W. Hagar
    ---------------------------------       ------------------------------------
Name: Craig D. Wood                     Name: Thomas W. Hagar
Title: Secretary                        Title: President


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